Exhibit 99.1

Rightside® Announces Sale of eNom to Tucows

Divestiture of eNom Strengthens Alignment Between Rightside’s Vision, Strategy and Financial Profile

KIRKLAND, Wash., January 20, 2017 -- Rightside Group, Ltd. (Nasdaq: NAME), a leading provider of domain name services that advance the way businesses and consumers define and present themselves online, today announced that it has signed a definitive agreement for the sale of eNom to Tucows Inc. (Nasdaq: TCX) for $83.5 million, less a net working capital adjustment of $6.8 million, resulting in net cash at closing of $76.7 million. The eNom business is a leading wholesale registrar that provides domain services to a network of over 28,000 resellers. The agreement sharpens Rightside’s focus on its Registry and retail Registrar businesses, and provides additional capital to drive growth and enhance shareholder value.  The transaction is expected to close later today.

Rightside recently conducted an extensive strategic review and concluded that while it is in a strong position to leverage the global trends in the domain industry, it would further benefit from divesting eNom in order to place a greater focus on its higher growth and higher margin Registry and retail Registrar businesses.  The divestiture is consistent with Rightside’s strategy to position its portfolio of new generic Top Level Domains (new gTLDs) for long-term growth by leveraging the end-to-end domain services offered by Rightside through the vertical integration of its flagship retail registrar, Name.com, and its Registry business. The divestiture also enhances Rightside’s ability to make additional investments in the Registry business as the market for new domains continues to develop.

“The divestiture of eNom creates a stronger alignment between Rightside’s vision, strategy and financial profile and we believe this is the best way to increase shareholder value,” said Chief Executive Officer Taryn Naidu. “The market for new gTLDs is rapidly developing and the divestiture enables us to more intensely focus on our higher growth and higher margin businesses, where our Registry and Name.com businesses are leading the way with the new domains.”

“We would like to thank our eNom colleagues for their hard work in building such a well-respected business and for their dedication to Rightside.  We look forward to seeing their continued success and continuing to work with eNom as a valuable distribution partner as part of Tucows,” added Naidu.

“eNom is one of the great and long-lived brands in the domain industry, with an outstanding reputation among its large network of resellers,” said Elliot Noss, President and Chief Executive Officer of Tucows. “We welcome eNom’s talented team into the Tucows family as they continue to deliver innovative products and excellent service to resellers and end-customers.”

eNom has approximately 14.5 million domains under management and generated approximately $116.5 million in revenue through Q3 2016, primarily from its wholesale registrar business. As part of Tucows, eNom will continue to be a distribution partner for Rightside’s new gTLDs.

Rightside will receive $76.7 million of net cash proceeds from the transaction, net of working capital adjustments.  Concurrent with close, Rightside will pay approximately $4 million of transaction related expenses and will repay all of the debt outstanding under its credit facility. Following the transaction, Rightside will be in a strong financial position with approximately $90 million in cash on its balance sheet.

Rightside has hired Barclays Capital Inc. as its financial advisor and Wilson Sonsini Goodrich & Rosati, P.C. as its legal advisor on this transaction. Following this transaction, Rightside will continue to evaluate strategic options, including the potential use of proceeds from this divestiture.

Conference Call and Webcast

Rightside will host a conference call and audio webcast with investors and analysts Monday, January 23, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time):

•	Live conference call: (844) 413-1777 (domestic) or (716) 247-5761 (international)
•	Conference call replay available through January 28, 2017: (855) 859-2056 (domestic) or (404) 537-3406 (international)
•	Conference ID: 57050879
•	Live and archived webcast: http://www.rightside.market

About Rightside

Rightside® inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry’s most comprehensive platforms for the discovery, registration, usage, and monetization of domain names. Headquartered in Kirkland, WA, Rightside has offices in North America, Europe, and Australia. For more information please visit www.rightside.co.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) manages nearly 15 million domain names and millions of value-added services through a global reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including, among others, statements regarding expected net cash proceeds from the divestiture of eNom, Rightside’s anticipated use of such cash proceeds, expected benefits from the divestiture, expectations about plans and objectives for future operations after the divestiture, future results of operations and financial position, and the market for gTLDs. Statements containing words such as may, believe, anticipate, expect, intend, plan, project, and estimate or similar expressions constitute forward-looking statements. Statements regarding Rightside’s future performance are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Forward-looking statements involve risks, uncertainties and assumptions, including, among others, the risks that are described under the heading “Risk Factors” in Rightside’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.  Rightside does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

Investor Contacts

The Blueshirt Group

Allise Furlani, 212-331-8433, allise@blueshirtgroup.rocks

Brinlea Johnson, 212-331-8424, brinlea@blueshirtgroup.rocks